Exhibit 99.1

For information contact:

J.J. Pellegrino

Chief Financial Officer

LeMaitre Vascular Inc.

781.221.2266 x106

jpellegrino@lemaitre.com

LeMaitre Vascular Reports Q1 2008 Revenue of $11.8 million, a 20% increase

BURLINGTON, MA, April 30, 2008 — LeMaitre Vascular, Inc. (Nasdaq: LMAT), a provider of peripheral vascular devices and implants, today announced financial results for Q1 2008. Q1 2008 revenues were $11.8 million, an increase of 20% over Q1 2007.

Q1 2008 revenues increased 5% in the Company’s endovascular and dialysis access category and 31% in its vascular category, while general surgery revenues decreased 4%. Strong performance from newly acquired products and core open vascular surgery devices drove revenue in the quarter, as did the weak dollar.

The Company reported a gross margin of 71.7% in Q1 2008 versus 74.6% in the year-earlier quarter. While the Company continued to drive manufacturing efficiencies at its Massachusetts plant, the Q1 margin decrease resulted from Biomateriali sales and strong international sales. Biomateriali was acquired in December and sells through an exclusive distributor. International sales, with lower selling prices, accounted for a record 46% of the Company’s Q1 revenues.

George W. LeMaitre, Chairman and CEO said, “Our revenues are diversified by both product and geography. This continued to serve us well in 2008, and I’m pleased to report 20% sales growth for the quarter. Growth was driven by strong sales from our 2007 acquisitions and from our core open vascular devices. I’m also pleased to report that our UNITE stent graft clinical trial has gathered some momentum and now has 13 operational sites and 12 enrollees.”

The Q1 2008 operating loss was $2.6 million. During the quarter the Company recorded $1.1 million of three previously disclosed special charges: the Sorin write-down, the reduction in force (“RIF”), and the Italian distributor non-compete. Excluding these items, the non-GAAP operating loss for Q1 2008 was $1.5 million. The Q1 2007 GAAP and non-GAAP operating loss was $1.0 million.

The Company reported a net loss of $2.6 million in Q1 2008, or $0.17 per diluted share, compared to a net loss of $0.6 million, or $0.04 per diluted share, for Q1 2007.

Mr. LeMaitre continued, “Partly in response to market conditions, we have recently heightened our focus on the bottom line. The February RIF reduced headcount from 257 at year-end to 218 at March 31, 2008, a level last seen in Q1, 2005. We have also recently undertaken a belt-tightening regime, the 2008 Expense Shave. Based on our continued sales momentum, coupled with these cost-cutting initiatives, I’m confident we will achieve our 2008 top- and bottom-line guidance.”

Sales and marketing expenses for Q1 2008 increased 21% to $5.8 million from $4.8 million in 2007. Excluding the effects of the weak dollar, the increase was 15%. The start-up of our French and Italian sales forces added $0.6 million of new expenses in Q1 2008.

For Q1 2008, general and administrative expenses increased 19% to $2.8 million. Excluding the effects of the weak dollar, the G&A increase was 15% and was driven by Biomateriali’s inclusion on the income statement.

R&D expenses increased $0.2 million to $1.3 million in Q1 2008. The EndoFit Thoracic Uniform TopStent launch progressed smoothly in Q1. Coupled with the recently-launched TT Introducer, this uniform TopStent is designed to substantially improve deployment accuracy.

The Company ended Q1 2008 with $17.8 million in cash and marketable securities, compared to $22.9 million at December 31, 2007. $4.0 million of this $5.1 million decrease is attributable to the following items: the termination of the Italian distributor relationship ($1.2 million), 2007 annual employee bonuses ($1.1 million), inventory and accounts receivable increases ($0.8 million), acquisition-related payments ($0.7 million), and the RIF ($0.2 million).

Business Outlook

The Company reaffirmed its 2008 guidance of $47—$48 million in net sales and a $4.3 million operating loss. The Company’s guidance does not include the impact of future acquisitions or significant distributor terminations.

Conference Call Reminder

Management will conduct a conference call at 5:00 p.m. EDT today to review the Company’s financial results and discuss its business outlook for 2008. The conference call will be broadcast live over the internet. Individuals who are interested in listening to the webcast should log on to the Company’s website at www.lemaitre.com/investor. The conference call may also be accessed by dialing 866-831-6247 (1-617-213-8856 for international callers) using passcode: 22576785. For interested individuals unable to join the live conference call, a replay will be available on the Company’s website.

About LeMaitre Vascular

LeMaitre Vascular is a provider of devices for the treatment of peripheral vascular disease. We develop, manufacture and market disposable and implantable vascular devices to address the needs of vascular surgeons. The Company’s devices are used to treat peripheral vascular disease, a condition that we estimate affects more than 20 million people worldwide.

Well-known to vascular surgeons, the Company’s diversified product portfolio consists of brand name devices that are used in arteries and veins outside of the heart including the Expandable LeMaitre Valvulotome and the Pruitt-Inahara Carotid Shunt. Recent acquisitions include Vascular Architects, a manufacturer of remote endarterectomy devices, and Biomateriali, a manufacturer of vascular grafts.

LeMaitre and the LeMaitre Vascular logo are registered trademarks, and Biomateriali and TT are trademarks, of LeMaitre Vascular, Inc. This press release contains trademarks and trade names of the Company and other third parties, which are the properties of their respective owners.

For more information about the Company, please visit http://www.lemaitre.com.

Use of Non-GAAP Financial Measures

LeMaitre Vascular management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of certain non-cash or non-recurring items, when used as a supplement to financial performance measures in accordance with GAAP. These items result from facts and circumstances that vary in frequency and/or impact on continuing operations. In addition, management uses results of operations before such items to evaluate the operational performance of the Company and as a basis for strategic planning. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures in accordance with GAAP. In addition to the description provided below, reconciliation of GAAP to non-GAAP results is provided in the financial statement tables included in this press release.

In this press release, the Company has reported a non-GAAP measure which excludes certain non-recurring expenses related to restructuring and to impairment. During 2007, the Company elected to terminate its exclusive distributor in Italy prior to the scheduled expiration of the related distribution contract and entered into a separation agreement with this distributor. The Company incurred charges of $254,000 in connection with this transaction in Q1 2008. Also, in Q1 2008, shortly following its acquisition of Biomateriali, the Company became aware of facts leading it to conclude that certain acquired inventory and intangibles should be written down, the inventory by $105,000 in Q4 2007 and the intangibles by $435,000 in Q1 2008. In Q1 2008 the Company undertook a reduction in force of 32 employees and incurred charges of $379,000 related to severance and litigation. In Q1 2007, the Company reported $13,000 of restructuring and impairment charges related to the relocation of our stent-graft manufacturing to our corporate headquarters.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding the Company’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Specifically, statements regarding the Company’s financial guidance for 2008, the integration and performance of its 2007 acquisitions, the cost-cutting initiatives it has undertaken, the start-up of its French and Italian sales forces, enrollment in its UNITE stent graft clinical trial, and the launch of its EndoFit Thoracic Uniform TopStent are forward-looking statements involving risks and uncertainties. The Company’s first quarter 2008 financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties that could cause actual results to differ from the results predicted. These risks and uncertainties include, but are not limited to, the potential for encountering unfavorable foreign currency exchange rate fluctuations; risks related to product demand and market acceptance of the Company’s products; the significant competition the Company faces from other companies, technologies, and alternative medical procedures; the Company’s ability to realize the anticipated benefits of its acquisitions; the Company’s ability to effectively expand its sales force; the Company’s ability to realize significant cost savings through its cost-cutting initiatives; the possibility that the Company’s new products may fail to provide the desired safety and efficacy or may not be accepted by the market for other reasons; the Company’s ability to expand its product offerings through internal development or acquisition; disruption at any of the Company’s manufacturing facilities; the general uncertainty related to seeking regulatory approvals for the Company’s products, particularly in the United States; potential claims of third parties that the Company’s products infringe their intellectual property rights; and the risks and uncertainties included under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, as updated by any subsequent filings with the SEC, all of which are available on the Company’s investor relations website at http://www.lemaitre.com and on the SEC’s website at http://www.sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Financial Statements

LEMAITRE VASCULAR, INC. (NASDAQ: LMAT)

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	March 31, 2008	December 31, 2007
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$5,444	$6,691
Marketable securities	12,358	16,198
Accounts receivable, net	7,166	7,020
Inventories	10,266	9,589
Other current assets	2,315	2,562

Total current assets	37,549	42,060

Property and equipment, net	2,975	2,891
Goodwill	10,959	10,942
Other intangibles, net	3,869	3,886
Other assets	1,433	1,372

Total assets	$56,785	$61,151

Liabilities and stockholders’ equity

Current liabilities:
Revolving line of credit	$—	$262
Accounts payable	2,536	2,565
Accrued expenses	4,413	6,661
Acquisition-related liabilities	1,378	851

Total current liabilities	8,327	10,339

Long-term debt	45	42
Deferred tax liabilities	1,212	996
Other long-term liabilities	514	1,188

Total liabilities	10,098	12,565

Stockholders’ equity
Common stock	155	155
Additional paid-in capital	61,454	61,187
Accumulated deficit	(15,445)	(12,880)
Accumulated other comprehensive income	698	291
Less: treasury stock	(175)	(167)

Total stockholders’ equity	46,687	48,586

Total liabilities and stockholders’ equity	$56,785	$61,151

LEMAITRE VASCULAR, INC. (NASDAQ: LMAT)

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(amounts in thousands, except per share amounts)

(unaudited)

	For the three months ended
	March 31, 2008	March 31, 2007
Net sales	$11,847	$9,883
Cost of sales	3,358	2,513

Gross profit	8,489	7,370

Operating expenses:
Sales and marketing	5,829	4,810
General and administrative	2,828	2,370
Research and development	1,350	1,154
Restructuring charges	633	6
Impairment charge	435	7

Total operating expenses	11,075	8,347

Loss from operations	(2,586)	(977)

Other income (expense):
Interest income (expense), net	161	351
Other income, net	151	25

Total other income, net	312	376

Loss before income taxes	(2,274)	(601)
Provision for income taxes	290	28

Net loss	$(2,564)	$(629)

Net loss per share of common stock:
Basic	$(0.17)	$(0.04)

Diluted	$(0.17)	$(0.04)

Weighted average shares outstanding:
Basic	15,506	15,338

Diluted	15,506	15,338

LEMAITRE VASCULAR, INC. (NASDAQ: LMAT)

SELECTED NET SALES INFORMATION

(amounts in thousands)

(unaudited)

	For the three months ended
	March 31, 2008		March 31, 2007
	$	%	$	%
Net Sales by Product Category:
Endovascular & Dialysis	$3,542	30%	$3,373	34%
Vascular	7,323	62%	5,573	56%
General Surgery	904	7%	937	10%

	11,769	99%	9,883	100%
OEM	78	1%	—	—

Total Net Sales	$11,847	100%	$9,883	100%

Net Sales by Geography
United States and Canada	$6,454	54%	$5,922	60%
Outside the United States and Canada	5,393	46%	3,961	40%

	$11,847	100%	$9,883	100%

LEMAITRE VASCULAR, INC. (NASDAQ: LMAT)

NON-GAAP FINANCIAL MEASURES

(amounts in thousands)

(unaudited)

	For the three months ended
	March 31, 2008	March 31, 2007
Reconciliation between GAAP and Non-GAAP operating loss:
Operating loss as reported	$(2,586)	$(977)
Restructuring charges	633	6
Impairment	435	7

Adjusted operating loss	$(1,518)	$(964)

LEMAITRE VASCULAR, INC. (NASDAQ: LMAT)

IMPACT OF FOREIGN CURRENCY AND BUSINESS ACTIVITIES

(unaudited)	2008	2007				2006				2005
(in thousands)	Mar	Dec	Sept	June	Mar	Dec	Sept	June	Mar	Dec	Sept	June	Mar
Total net sales	11,847	11,104	10,144	10,315	9,883	8,757	8,540	8,760	8,571	7,877	7,820	7,529	7,501
Impact of currency exchange rate fluctuations (1)	674	439	253	267	322	232	135	(1)	(287)	(266)	(3)	89	138
Net impact of acquisitions, distributed sales and discontinued products, excluding currency exchange rate fluctuations (2)	1,133	1,116	635	567	455	(252)	(383)	(107)	37	346	389	425	442

(1)	Represents the impact of the change in foreign exchange rates over the corresponding quarter of the prior year based on the weighted average exchange rate for each quarter.

(2)	Represents the impact of sales of products of acquired businesses and distributed sales of other manufacturers’ products, net of sales related to discontinued products and other activities, measured based on 12 months’ sales following the date of the event or transaction and shown in the current period only.